Exhibit 21


                               THERMO SENTRON INC.
                         Subsidiaries of the Registrant


        At February 20, 1998, the Registrant owned the following companies:

                                                                 Registrant's
                                         State or Jurisdiction       % of
    Name                                    of Incorporation      Ownership
    ------------------------------------------------------------------------

    Ramsey Technology Inc.                   Massachusetts           100
      Xuzhou Ramsey Technology Co., Ltd.         China                50
    Ramsey France S.A.R.L.                       France              100
    Ramsey Ingenieros S.A.                       Spain               100
    Ramsey Italia S.R.L.                         Italy               100
      Tecno Europa Elettromeccanica S.R.L.       Italy               100
    Thermo Sentron Australia Pty. Ltd.         Australia             100
    Thermo Sentron B.V.                     The Netherlands          100
    Thermo Sentron Canada Inc.                   Canada              100
    Thermo Sentron GmbH                         Germany              100
    Thermo Sentron Limited                         UK                100
      Hitech Electrocontrols Limited               UK                100
        Hitech Licenses Ltd.                       UK                100
        Hitech Metal Detectors Ltd.                UK                100
      Westerland Engineering Ltd.                  UK                100
    Thermo Sentron (South Africa) Pty. Ltd.   South Africa           100